Eastman Announces Fourth-Quarter and Full-Year 2017 Financial Results

KINGSPORT, Tenn., February 1, 2018 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $4.01 per diluted share for fourth quarter 2017 versus $0.79 per diluted share for fourth quarter 2016. Adjusted earnings were $1.62 per diluted share for fourth quarter 2017 versus $1.51 per diluted share for fourth quarter 2016. Fourth-quarter 2017 adjusted earnings excludes non-core and unusual items, including $0.55 per diluted share of net costs resulting from the coal gasification incident (see “Coal Gasification Incident”) and a $2.91 per share net benefit of one-time tax items primarily resulting from enactment of the Tax Cuts and Jobs Act of 2017 (see “Cash Flow and Tax Items”). For detail of the adjustments and reconciliations to reported company and segment earnings for all periods presented, see Tables 3A and 4.

“Looking at full year 2017, we delivered a compelling 13 percent increase in adjusted EPS and $1 billion of free cash flow,” said Mark Costa, Board Chair and CEO. “Additionally, we ended the year with both solid fourth-quarter results and the safe and efficient repair of our coal gasification facility with minimal disruption to our customers. This performance demonstrates the strength of our portfolio and the benefits of our innovation-driven growth model. Our results also reflect the tremendous capability and determination of the Eastman team that is exemplified in our response to the coal gasification incident and two U.S. hurricanes while driving top line growth at the same time. We remain confident that execution of our strategy will continue to deliver outstanding results going forward.”

(In millions, except per share amounts)	4Q2017	4Q2016	FY2017	FY2016
Sales revenue	$2,362	$2,188	$9,549	$9,008
Operating earnings	$268	$252	$1,545	$1,383
Adjusted operating earnings*	$354	$336	$1,631	$1,534
Earnings per diluted share	$4.01	$0.79	$10.09	$5.75
Adjusted earnings per diluted share*	$1.62	$1.51	$7.61	$6.76
Net cash provided by operating activities	$646	$390	$1,657	$1,385
Adjusted net cash provided by operating activities*	$646	$540	$1,657	$1,535
Adjusted free cash flow*	$435	$289	$1,008	$909

*For non-core and unusual items excluded from adjusted earnings, calculation of adjusted net cash provided by operating activities and adjusted free cash flow (adjusted cash from operating activities minus capital expenditures), and reconciliations to reported company and segment earnings and cash provided by operating activities, see Tables 1, 3A, 4, and 5B.

Segment Results 4Q 2017 versus 4Q 2016

Additives & Functional Products - Sales revenue increased due to stronger sales volume for most product lines, a favorable shift in foreign currency exchange rates, and higher selling prices. Reported and adjusted operating earnings increased primarily due to higher sales volume, higher selling prices, and fixed cost leverage.

Advanced Materials - Sales revenue increased primarily due to higher sales volume and improved product mix of premium products. Reported operating earnings declined due to costs resulting from the coal gasification incident. Adjusted operating earnings increased primarily due to higher sales volume and improved product mix of premium products, partially offset by increased costs of growth initiatives and startup costs for new manufacturing capacity, and hurricane related costs.

Chemical Intermediates - Sales revenue increased due to higher selling prices attributed to higher raw material prices and continued improved market conditions. The increase was partially offset by lower sales volume, particularly of acetyl derivative products due to the coal gasification incident. Reported operating earnings declined due to costs resulting from the coal gasification incident. Adjusted operating earnings increased primarily due to higher selling prices and lower commodity hedge costs, partially offset by lower sales volume and higher raw material and energy costs.

Fibers - Sales revenue decreased primarily due to lower selling prices and lower sales volume, particularly for acetate tow. Lower acetate tow selling prices were primarily attributed to lower industry capacity utilization. Lower acetate tow sales volume was primarily due to customer buying patterns. Reported operating earnings were negatively impacted by costs resulting from the coal gasification incident. Reported and adjusted operating earnings declined due to lower selling prices and lower sales volume.

Segment Results 2017 versus 2016

Additives & Functional Products - Sales revenue increased primarily due to stronger sales volume across the segment and higher selling prices. Reported and adjusted operating earnings increased primarily due to higher sales volume, higher selling prices, fixed cost leverage, and lower commodity hedge costs.

Advanced Materials - Sales revenue increased primarily due to higher sales volume and improved product mix of premium products. Reported and adjusted operating earnings increased primarily due to higher sales volume, improved product mix of premium products, and lower unit costs due to higher capacity utilization, partially offset by increased costs of growth initiatives.

Chemical Intermediates - Sales revenue increased due to higher selling prices attributed to higher raw material prices and improved market conditions. The increase was partially offset by lower sales volume, particularly of acetyl derivative products, due to the coal gasification incident. Reported operating earnings were negatively impacted by costs due to the coal gasification incident. Reported and adjusted operating earnings increased primarily due to higher selling prices, lower commodity hedge costs, lower scheduled maintenance costs, and lower operating costs, partially offset by higher raw material and energy costs.

Fibers - Sales revenue decreased primarily due to lower selling prices and lower sales volume, particularly for acetate tow. Lower acetate tow selling prices were primarily attributed to lower industry capacity utilization. Lower acetate tow sales volume was primarily attributed to reduced sales in China. Reported operating earnings were negatively impacted by costs resulting from the coal gasification incident. Reported and adjusted operating earnings declined due to lower selling prices and lower sales volume, partially offset by lower operating costs resulting from recent actions.

Cash Flow and Tax Items

In 2017, cash from operating activities was $1.66 billion and free cash flow (cash from operating activities minus capital expenditures) was $1 billion. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares. In 2017, the company returned $646 million to stockholders, with $296 million of dividends and $350 million of share repurchases. In addition, the company repaid $350 million of debt, with total borrowings reduced by $163 million including the negative impact of currency translation on the carrying value of euro-denominated borrowings.

As a result of recent tax law changes (primarily the Tax Cuts and Jobs Act of 2017), the company recognized a net increase to earnings of $421 million in fourth quarter 2017 (See Table 1). This increase primarily resulted from a one-time revaluation of deferred tax liabilities partially offset by a one-time transition tax on deferred foreign income and adjustments to valuation allowances on foreign tax credit carryforwards. These earnings impacts of recent tax law changes in fourth quarter 2017 are provisional and are subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the Tax Cuts and Jobs Act.

Outlook

Commenting on the outlook for full-year 2018, Costa said: “We made great progress in 2017 demonstrating the strength of our portfolio, including strong growth from innovative, high-margin products in our specialty businesses, and we expect this momentum will continue in 2018. We also expect the use of our strong and increasing free cash flow along with a modestly lower tax rate will contribute to earnings growth. In addition, we will continue to make growth investments in 2018 and also expect higher scheduled maintenance costs. Raw material and energy prices, particularly for olefins, are expected to be volatile through the year. Taking all of this together, consistent with our previous guidance, we expect adjusted EPS growth in 2018 to be between 8-12 percent.”

Projected full-year 2018 earnings exclude any non-core, unusual, or non-recurring items. Our 2018 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2018 earnings excluding non-core and any unusual or non-recurring items to projected GAAP earnings without unreasonable efforts.

Coal Gasification Incident

As previously reported, on October 4, 2017 an explosion in the Kingsport site’s coal gasification area disrupted manufacturing operations. There were no serious injuries and no impact to the environment. Due to the unique advantages of our scale and integration, as well as the dedication of our teams of Eastman employees and contractors, the company was able to safely and efficiently repair the facility. The repairs to the coal gasification facility were mechanically complete in late December 2017, and last week the facility resumed normal operations. Net costs of the disruption, repairs and reconstruction of the coal gasification facility, and restart of operations reduced fourth-quarter 2017 pretax earnings by $112 million. In addition, lost sales revenue attributed to the coal gasification disruption was limited to approximately $40 million, primarily in the Chemical Intermediates segment. The cash impact of the incident in fourth quarter 2017 was minimal, with working capital benefits and insurance reimbursement largely offsetting cash expenditures for disruption and repairs.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full year 2018. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2017 available, and the Form 10-K to be filed for 2017 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section, and in the slides and remarks in the public conference call and webcast detailed below.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on February 2, 2018 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 719-457-1036, passcode number 8130386. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, February 2, to 11:00 a.m. ET, February 12, at 888-203-1112 or 719-457-0820, passcode 8130386.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
February 1, 2018

For Eastman Chemical Company Fourth Quarter and Full Year 2017 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2017	2016	2017	2016
Sales	$2,362	$2,188	$9,549	$9,008
Cost of sales (1)(2)	1,866	1,698	7,086	6,658
Gross profit	496	490	2,463	2,350
Selling, general and administrative expenses (1)	171	165	696	703
Research and development expenses (1)	49	56	214	219
Asset impairments and restructuring charges, net	8	17	8	45
Operating earnings	268	252	1,545	1,383
Net interest expense	59	64	241	255
Early debt extinguishment and other related costs	—	76	—	85
Other (income) charges, net	10	(1)	2	(6)
Earnings before income taxes	199	113	1,302	1,049
(Benefit from) provision for income taxes (3)	(383)	(5)	(177)	190
Net earnings	582	118	1,479	859
Less: net earnings attributable to noncontrolling interest	1	2	5	5
Net earnings attributable to Eastman	$581	$116	$1,474	$854

Basic earnings per share attributable to Eastman	$4.05	$0.79	$10.18	$5.80
Diluted earnings per share attributable to Eastman	$4.01	$0.79	$10.09	$5.75

Shares (in millions) outstanding at end of period	143.0	146.5	143.0	146.5
Shares (in millions) used for earnings per share calculation
Basic	143.3	146.5	144.8	147.3
Diluted	144.8	147.5	146.1	148.4

(1)	Fourth quarter and twelve months 2017 and 2016 included an annual mark-to-market pension and other postretirement benefit plans valuation gain or loss. See Tables 3A and 4.

(2)
Fourth quarter and twelve months 2017 includes $112 million net costs of the disruption, repairs and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident. See "Coal Gasification Incident" and Tables 3A and 4.

(3)
Fourth quarter and twelve months 2017 includes a $421 million net tax benefit as a result of recent tax law changes, primarily from the Tax Cuts and Jobs Act of 2017, subject to adjustment in future periods for final assessment. See "Cash Flow and Tax Items" and Table 4.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Sales by Segment
Additives & Functional Products	$854	$720	$3,343	$2,979
Advanced Materials	635	584	2,572	2,457
Chemical Intermediates	659	643	2,728	2,534
Fibers	200	230	852	992
Total Sales by Segment	2,348	2,177	9,495	8,962
Other	14	11	54	46
Total Eastman Chemical Company	$2,362	$2,188	$9,549	$9,008

Table 2B – Sales Revenue Change

	Fourth Quarter 2017 Compared to Fourth Quarter 2016
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	19%	14%	2%	3%
Advanced Materials	9%	6%	1%	2%
Chemical Intermediates	2%	(8)%	10%	—%
Fibers	(13)%	(6)%	(7)%	—%

Total Eastman Chemical Company	8%	4%	3%	1%

	Twelve Months 2017 Compared to Twelve Months 2016
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	12%	10%	2%	—%
Advanced Materials	5%	5%	—%	—%
Chemical Intermediates	8%	(2)%	10%	—%
Fibers	(14)%	(5)%	(9)%	—%

Total Eastman Chemical Company	6%	4%	2%	—%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Sales by Customer Location
United States and Canada	$978	$961	$4,189	$4,025
Asia Pacific	601	562	2,306	2,163
Europe, Middle East, and Africa	657	545	2,539	2,305
Latin America	126	120	515	515
Total Eastman Chemical Company	$2,362	$2,188	$9,549	$9,008

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations(1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Additives & Functional Products
Operating earnings	$149	$120	$646	$601
Asset impairments and restructuring charges, net(2)	3	12	3	10
Net costs resulting from coal gasification incident(3)	8	—	8	—
Excluding non-core and unusual items	160	132	657	611
Advanced Materials
Operating earnings	83	90	482	471
Net costs resulting from coal gasification incident(3)	11	—	11	—
Excluding unusual item	94	90	493	471
Chemical Intermediates
Operating earnings	9	50	255	171
Net costs resulting from coal gasification incident(3)	44	—	44	—
Excluding unusual item	53	50	299	171
Fibers
Operating earnings	2	73	175	310
Net costs resulting from coal gasification incident(3)	49	—	49	—
Excluding unusual item	51	73	224	310
Other
Operating earnings (loss)	25	(81)	(13)	(170)
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(34)	67	(34)	97
Asset impairments and restructuring charges, net(4)	5	5	5	35
Acquisition integration and transaction costs	—	—	—	9
Excluding non-core items	(4)	(9)	(42)	(29)

Total Eastman Chemical Company
Operating earnings	268	252	1,545	1,383
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(34)	67	(34)	97
Acquisition integration and transaction costs	—	—	—	9
Asset impairments and restructuring charges, net	8	17	8	45
Net costs resulting from coal gasification incident	112	—	112	—
Total operating earnings excluding non-core and unusual items	$354	$336	$1,631	$1,534

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$268	$252	$1,545	$1,383
Costs of sales	92	60	92	78
Selling, general and administrative expenses	(11)	2	(11)	23
Research and development expenses	(3)	5	(3)	5
Asset impairments and restructuring charges, net	8	17	8	45
Total operating earnings excluding non-core and unusual items	$354	$336	$1,631	$1,534

(1)	See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for 2016 for description of non-core items.

(2)
Fourth quarter and twelve months 2017 is $3 million asset impairments and restructuring charges, including severance, in the Additives and Functional Products ("AFP") segment for the closure of a facility in China.

(3)
Fourth quarter and twelve months 2017 is net costs of disruption, repairs and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident. See "Coal Gasification Incident".

(4)	Fourth quarter and twelve months 2017 is restructuring charges of approximately $5 million for severance.

Table 3B - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Additives & Functional Products	$160	$132	$657	$611
Advanced Materials	94	90	493	471
Chemical Intermediates	53	50	299	171
Fibers	51	73	224	310
Total segment operating earnings excluding non-core and unusual items	358	345	1,673	1,563
Total Other	(4)	(9)	(42)	(29)
Total operating earnings excluding non-core and unusual items	$354	$336	$1,631	$1,534

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP operating earnings, see Table 3A.

Table 4 – Non-GAAP Operating Earnings, Earnings, and Earnings Per Share Reconciliations

	Fourth Quarter 2017
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans (Gain) Loss	Asset Impairments and Restructuring Charges, Net (2)	Other Non-core Items (3)	Costs Resulting from Coal Gasification Incident (4)	Reconciliation to Effective Tax Rate and Provision for Income Taxes (5)	Net Impact of Tax Law Changes (6)	Non-GAAP (Excluding Non-core and Unusual Items)
Operating earnings	$268	(34)	8	—	112	—	—	$354
Other (income) charges, net	$10	—	—	(9)	—	—	—	$1
Earnings before income taxes	$199	(34)	8	9	112	—	—	$294
(Benefit from) provision for income taxes (1)	$(383)	(12)	11	4	32	(15)	421	$58
Effective tax rate	(193)%	—	—	—	—	—	—	20%
Net earnings attributable to Eastman	$581	(22)	(3)	5	80	15	(421)	$235
Net earnings attributable to Eastman, per diluted share	$4.01	(0.15)	(0.01)	0.03	0.55	0.10	(2.91)	$1.62

	Fourth Quarter 2016
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans (Gain) Loss (7)	Asset Impairments and Restructuring Charges, Net (7)	Other Non-core Items (7)	Costs Resulting from Coal Gasification Incident	Reconciliation to Effective Tax Rate and Provision for Income Taxes	Net Impact of Tax Law Changes	Non-GAAP (Excluding Non-core Items)
Operating earnings	$252	67	17	—	—	—	—	$336
Early debt extinguishment and other related costs	$76	—	—	(76)	—	—	—	$—
Earnings before income taxes	$113	67	17	76	—	—	—	$273
(Benefit from) provision for income taxes (1)	$(5)	23	4	26	—		—	$48
Effective tax rate	(4)%	—	—	—	—	—	—	18%
Net earnings attributable to Eastman	$116	44	13	50	—	—	—	$223
Net earnings attributable to Eastman, per diluted share	$0.79	0.29	0.09	0.34	—	—	—	$1.51

(1)	(Benefit from) provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)
Fourth quarter 2017 consists of $5 million corporate severance costs and $3 million asset impairments and restructuring charges, including severance, in the AFP segment for the closure of a facility in China. Also includes an $8 million realization of tax benefit associated with previously impaired site.

(3)	Fourth quarter 2017 is cost of disposition of claims against operations that were discontinued by a subsidiary prior to its acquisition by the Company.

(4)	See "Coal Gasification Incident" and Note (2) to Table 1.

(5)	Fourth quarter 2017 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

(6)	See "Cash Flow and Tax Items" and Note (3) to Table 1.

(7)	See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for for description of 2016 non-core items.

Table 4 – Non-GAAP Operating Earnings, Earnings, and Earnings Per Share Reconciliations (continued)

	Twelve Months 2017
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans (Gain) Loss	Asset Impairments and Restructuring Charges, Net (2)	Acquisition Integration and Transaction Costs	Other Non-core Items (3)	Costs Resulting from Coal Gasification Incident (4)	Net Impact of Tax Law Changes (5)	Non-GAAP (Excluding Non-core and Unusual Items)
Operating earnings	$1,545	(34)	8	—	—	112	—	$1,631
Other (income) charges, net	$2	—	—	—	(6)	—	—	$(4)
Earnings before income taxes	$1,302	(34)	8	—	6	112	—	$1,394
(Benefit from) provision for income taxes (1)	$(177)	(12)	11	—	2	32	421	$277
Effective tax rate	(14)%	—	—	—	—	—	—	20%
Net earnings attributable to Eastman	$1,474	(22)	(3)	—	4	80	(421)	$1,112
Net earnings attributable to Eastman, per diluted share	$10.09	(0.15)	(0.02)	—	0.02	0.55	(2.88)	$7.61

	Twelve Months 2016
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans (Gain) Loss (6)	Asset Impairments and Restructuring Charges, Net (6)	Acquisition Integration and Transaction Costs (6)	Other Non-core Items (6)	Costs Resulting from Coal Gasification Incident	Net Impact of Tax Law Changes	Non-GAAP (Excluding Non-core Items)
Operating earnings	$1,383	97	45	9	—	—	—	$1,534
Early debt extinguishment and other related costs	$85	—	—	—	(85)	—	—	$—
Other (income) charges, net	$(6)	—	—	—	12	—	—	$6
Earnings before income taxes	$1,049	97	45	9	73	—	—	$1,273
(Benefit from) provision for income taxes (1)	$190	29	17	4	25	—	—	$265
Effective tax rate	18%	—	—	—	—	—	—	21%
Net earnings attributable to Eastman	$854	68	28	5	48	—	—	$1,003
Net earnings attributable to Eastman, per diluted share	$5.75	0.46	0.19	0.04	0.32	—	—	$6.76

(1)	(Benefit from) provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)
Twelve months 2017 consists of $5 million corporate severance costs and $3 million asset impairments and restructuring charges, including severance, in the AFP segment for the closure of a facility in China. Also includes an $8 million realization of tax benefit associated with previously impaired site.

(3)
Twelve months 2017 is cost of disposition of claims against operations that were discontinued by a subsidiary prior to its acquisition by the Company partially offset by a $3 million gain from sale of the formulated electronics cleaning solutions business.

(4)	See "Coal Gasification Incident" and Note (2) to Table 1.

(5)	See "Cash Flow and Tax Items" and Note (3) to Table 1.

(6)	See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for description of 2016 non-core items.

Table 5A – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Operating activities
Net earnings	$582	$118	$1,479	$859
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	147	144	587	580
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(34)	67	(34)	97
Asset impairment charges	1	9	1	9
Early debt extinguishment and other related costs	—	76	—	85
Gains from sale of businesses	—	—	(3)	(17)
(Benefit from) provision for deferred income taxes (1)	(466)	88	(396)	177
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	135	76	(53)	(29)
(Increase) decrease in inventories	72	42	(71)	54
Increase (decrease) in trade payables	143	73	123	7
Pension and other postretirement contributions (in excess of) less than expenses (2)	(34)	(195)	(115)	(329)
Variable compensation (in excess of) less than expenses	53	36	71	17
Other items, net	47	(144)	68	(125)
Net cash provided by operating activities	646	390	1,657	1,385
Investing activities
Additions to properties and equipment	(211)	(251)	(649)	(626)
Proceeds from sale of businesses and assets	—	—	14	41
Acquisitions, net of cash acquired	—	—	(4)	(26)
Other items, net	(2)	(45)	(4)	(44)
Net cash used in investing activities	(213)	(296)	(643)	(655)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(90)	105	(19)	(150)
Proceeds from borrowings	75	1,041	675	1,848
Repayment of borrowings	(275)	(1,169)	(1,025)	(2,126)
Dividends paid to stockholders	(73)	(68)	(296)	(272)
Treasury stock purchases	(75)	(25)	(350)	(145)
Dividends paid to noncontrolling interest	(2)	—	(7)	(8)
Proceeds from stock option exercises and other items, net	2	(1)	16	15
Net cash used in financing activities	(438)	(117)	(1,006)	(838)
Effect of exchange rate changes on cash and cash equivalents	1	(3)	2	(4)
Net change in cash and cash equivalents	(4)	(26)	10	(112)
Cash and cash equivalents at beginning of period	195	207	181	293
Cash and cash equivalents at end of period	$191	$181	$191	$181

(1)	Fourth quarter and twelve months 2017 includes impact from recent tax law changes. See "Cash Flow and Tax Items" and Note (3) on Table 1.

(2)
Changes in pension and other postretirement benefit plans assets, liabilities, and accumulated other comprehensive income resulting primarily from net periodic benefit credits and costs, contributions, and currency remeasurement. Fourth quarter and twelve months 2016 included contributions of $150 million and $200 million, respectively, to the Company's U.S. defined benefit pension plans. There were no contributions made in 2017.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Net cash provided by operating activities	$646	$390	$1,657	$1,385
Add: Accelerated pension contribution	—	150	—	150
Adjusted net cash provided by operating activities	646	540	1,657	1,535
Less: Additions to properties and equipment	211	251	649	626
Adjusted free cash flow	$435	$289	$1,008	$909

Table 6A – Selected Balance Sheet Items

	December 31,	December 31,
(Dollars in millions, unaudited)	2017	2016
Cash and cash equivalents	$191	$181
Total borrowings	6,431	6,594
Total Eastman stockholders' equity	5,494	4,532

Table 6B – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2017	2016
Total borrowings	$6,431	$6,594
Less: Cash and cash equivalents	191	181
Net debt	$6,240	$6,413